Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Beyond, Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts and units and to the incorporation by reference of our report dated December 21, 2023, with respect to the financial statements of Medici Ventures, L.P., included in the Annual Report (Form 10-K) of Beyond, Inc., for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Salt Lake City, Utah
June 10, 2024